AMERICA WEST BOARD OF DIRECTORS
              SELECTS AMWEST PARTNERS AS LEAD INVESTOR
              ________________________________________


     PHOENIX, AZ (FEB.24) (NASDAQ:AWAQC; PSE:AWA) -- The America West Airlines Board of Directors announced today that it had unanimously selected AmWest Partners, L.P. as the lead investor in the Company's bankruptcy reorganization. AmWest Partners is a limited partnership led by Air Partners, L.P. and includes as investors Continental Airlines, Inc., Mesa Airlines, Inc., and Fidelity Investments.

     "After carefully considering all the factors it was the Board's judgment that the AmWest Partners bid was superior to other alternatives," said Bill Franke, America West Airlines' Chairman of the Board. "AmWest's bid contemplates a strategic alliance which would result in an independent America West Airlines headquartered in Phoenix, and affiliated with a global partnership. Under this proposal, America West will emerge from bankruptcy with a strong balance sheet and healthy cash reserves," Franke said.

     Franke  said the AmWest  Partners bid would  provide America
   West with $100 million of new long-term unsecured debt and $120 million of new equity in exchange for a minority ownership interest in an reorganized America West.

     In addition to the 37.5% interest in the reorganized company that AmWest would receive, other interests would receive the following:

     One secured creditor in exchange for
     certain concessions                           7.5%

     Unsecured creditors                          45.0%

   An additional 10% of the Company's common stock (the "Contingent Stock") would be available to the Company's existing common stockholders if (and to the extent that) the proposed America West plan of reorganization would result in the unsecured creditors receiving full recovery of their claims. To the extent that the Bankruptcy Court is unable to make this determination, the contingent stock would be placed in trust and, one year later, would be distributed to the unsecured creditors and/or equity holders depending on whether (and to the extent that) the market price at such time of the shares of reorganized America West's common stock distributed to the unsecured creditors had indicated that the unsecured creditors had received full recovery of their claims.

     In addition, both the Company's equity holders and AmWest Partners would receive warrants to purchase 5% of the reorganized Company's common stock. The exercise price of these warrants would be set at a level such that they would not be exercised until after the unsecured creditors would received full recovery of their claims.

     Finally, equity holders would be granted the right to invest
   $15 million in new money in the reorganized America West at approximately the same price as AmWest Partners.

     The alliance also would result in Continental and America West cooperating in a broad range of marketing and operational areas, including code sharing arrangements, combined frequent flier programs, and strengthened sales and marketing presence for each carrier.

     An Air Partners spokesman said the alliance should result in additional traffic at Sky Harbor Airport, strengthening its role as a regional hub and providing the opportunity for more jobs for the Phoenix, area.

     In a statement, Air Partners said: "We believe our proposal provides benefit for all concerned. Our estimates indicate that this strategic alliance will improve America West's operating income materially and we expect as investors and as affiliated carriers to enjoy these synergistic economic benefits."

     Franke said the companies' route structures were strategically complementary, strengthening America West's system in the west and southwest. Continental's system in the east, northeast, southeast, as well as in the southwest and Mesa Airline's existing role as an AWA Express operator.

     The   Boards's  decision  will  be  presented  to  the  U.S.
   Bankruptcy Court for its approval in the near term, Franke said.
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